Exhibit 99.1

Vital Farms Reports First Quarter 2024 Financial Results

Record First Quarter Net Revenue of $147.9 million, up 24.1% versus Prior Year Period
Raises Fiscal Year 2024 Outlook
Announces Plans for New State-of-the-Art Egg Washing and Packing Facility

AUSTIN, TX – May 9, 2024 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today reported financial results for its first quarter ended March 31, 2024.

Financial highlights for the first quarter ended March 31, 2024, compared to the first quarter ended March 26, 2023, include:

•
Net Revenue increased 24.1% to a record $147.9 million, compared to $119.2 million
•
Gross Margin expanded 400 basis points to 39.8%, compared to 35.8%
•
Net Income of $19.0 million, compared to $7.2 million
•
Net Income per Diluted Share of $0.43, compared to $0.16
•
Adjusted EBITDA of $29.1 million, compared to $13.9 million1

“2024 is off to a very strong start with record net revenue in the first quarter of $147.9 million, reflecting net revenue growth of 24.1%. Thanks to our stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, crew members, and stockholders, we are able to succeed in our mission of bringing ethical food to the table. As a result of the momentum we have seen so far this year and our improved visibility into the rest of the year, we are raising our fiscal year 2024 outlook. These first quarter results demonstrate our ability to expand our commercial presence as well as the Vital Farms brand’s growing resonance with consumers. This leads to growing demand for our products, and I am thrilled to announce that we have signed an agreement to acquire land for a new, state-of-the-art egg washing and packing facility in southern Indiana. This strategic investment is part of our commitment to expansion and innovation and is an integral part of our journey to achieve at least $1 billion in annual net revenue by 2027,” said Russell Diez-Canseco, Vital Farms’ President and CEO.

1 Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

For the 13 Weeks Ended March 31, 2024

Net revenue increased 24.1% to $147.9 million in the first quarter of 2024, compared to $119.2 million in the first quarter of 2023. Net revenue growth in the first quarter of 2024 was driven by price/mix benefits and volume gains of 18.4%. The volume growth was driven by velocity increases, expanded item offerings, and store distribution gains at new and existing retail customers.

Gross profit was $58.9 million, or 39.8% of net revenue, in the first quarter of 2024, compared to $42.7 million, or 35.8% of net revenue, in the prior year quarter. Gross profit growth was primarily driven by price/mix benefit, enhanced operational efficiencies, and benefits of scale. Lower costs of commodities and diesel also contributed to the margin favorability. This was partially offset by a return to a normal promotional rate, as well as increased investments in crew members at Egg Central Station.

Income from operations in the first quarter of 2024 was $24.2 million, compared to income from operations of $10.9 million in the first quarter of 2023. The change in income from operations was primarily attributable to higher sales and gross profit, partially offset by higher marketing costs to support brand development and increased employee-related expenses as Vital Farms continues to scale its world-class organization.

Net income was $19.0 million in the first quarter of 2024, compared to net income of $7.2 million in the prior year quarter. The increase in net income was primarily due to higher sales and improved gross profit performance, partially offset by increased marketing spend and higher employee-related expenses.

Net income per diluted share was $0.43 for the first quarter of 2024, compared to net income per diluted share of $0.16 in the prior year quarter.

Adjusted EBITDA was $29.1 million, or 19.7% of net revenue, in the first quarter of 2024, compared to $13.9 million, or 11.6% of net revenue, in the first quarter of 2023. The change in Adjusted EBITDA was primarily due to higher sales and improved gross profit, partially offset by ongoing investment in increased brand awareness driven by higher marketing spend, as well as increased pay for crew members at Egg Central Station as Vital Farms scales its world-class organization.

Adjusted EBITDA excludes certain non-cash items. Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

Balance Sheet and Cash Flow Highlights

Cash, cash equivalents and marketable securities were $137.5 million as of March 31, 2024, and the company had no outstanding debt. Net cash provided by operating activities was $23.9 million for the 13-week period ended March 31, 2024, compared to net cash provided by operating activities of $5.4 million for the 13-week period ended March 26, 2023.

Capital expenditures totaled $1.3 million in the 13-week period ended March 31, 2024, compared to $1.9 million in the 13-week period ended March 26, 2023.

Fiscal 2024 Outlook

Thilo Wrede, Vital Farms’ Chief Financial Officer, commented: “After a very strong first quarter, I am pleased to update our guidance for 2024. Our outlook reflects increased confidence in our performance for the remainder of the year, firmer expectations for a more favorable commodity outlook, and the successful execution of our marketing reinvestment strategy. We remain committed to increasing brand awareness, deepening loyalty with consumers, and driving household penetration through our focused efforts on marketing and retail expansion.”

For the fiscal year 2024, management now expects:

•
Net revenue of at least $575 million, which represents at least 22% growth over fiscal year 2023, compared to the previous expectation of at least $552 million, or at least 17% growth.
•
Adjusted EBITDA of at least $70 million, which represents at least 45% growth over fiscal year 2023, compared to the previous expectation of at least $57 million, or at least 18% growth.
•
Capital expenditures in the range of $35 million to $45 million, consistent with the previous expectation. Vital Farms will continue to evaluate its capital allocation priorities and will provide updates in future earnings reports as necessary.

Vital Farms’ guidance assumes that there are no additional significant disruptions to the supply chain or its customers or consumers, including any issues from adverse macroeconomic factors. Vital Farms cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income and Adjusted EBITDA Margin and net income margin, their most directly comparable GAAP measures, without unreasonable effort due to the unavailability of reliable estimates for income taxes, among other items. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

New State-of-the-Art Egg Washing and Packing Facility

In April 2024, Vital Farms signed an agreement to acquire land for its planned new, cutting-edge egg washing and packing facility in southern Indiana, a testament to the company's commitment to expansion and innovation. Groundbreaking for the facility, which will be modeled after the Egg Central Station facility in Springfield, Missouri, is expected in 2025. The project is expected to involve collaboration with over 165 new family farmers, who would join the more than 300 existing farmers who have made Vital Farms the leading U.S. brand of pasture-raised eggs by retail dollar sales. The facility is expected to become operational in late 2026, supporting the company’s goal of $1 billion in total annual net revenue by 2027. Vital Farms plans to incorporate Egg Central Station’s high-quality design principles at this new facility, emphasizing energy efficiency and environmental design, together with advanced automation technology. The existing Egg Central Station facility in Springfield will remain integral to the Vital Farms supply chain during and after the development of this new facility, ensuring continued ability to meet growing demand and maintain high levels of quality, consistency, and customer satisfaction.

Conference Call and Webcast Details

Vital Farms will host a conference call and webcast at 8:30 a.m. ET today to discuss the results. To participate in the call and receive dial in information, please register here: Vital Farms Q1 2024 Conference Call. Alternatively, participants may access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events.” The webcast will be archived in 30 days.

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with over 300 family farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in approximately 24,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ market opportunity, anticipated growth, specifications and timing regarding our new egg washing and packing facility, the effect of such facility on our future revenue, future growth of our farm network and future financial performance, including management’s outlook for fiscal year 2024 and management’s long-term outlook. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: Vital Farms’ expectations regarding its revenue, expenses, and other operating results; Vital Farms’ ability to acquire new customers, to successfully retain existing customers, and to attract and retain its personnel, farmers, suppliers, distributors, and co-manufacturers; Vital Farms’ ability to sustain or increase its profitability; Vital Farms’ ability to procure sufficient high-quality eggs, cream for its butter, and other raw materials; real or perceived quality or food safety issues with Vital Farms’ products or other issues that adversely affect Vital Farms’ brand and reputation; changes in the tastes and preferences of consumers; the financial condition of, and Vital Farms’ relationships with, its farmers, suppliers, co-manufacturers, distributors, retailers, and foodservice customers, as well as the health of the foodservice industry generally; the impact of agricultural risks, including diseases such as avian influenza; the ability of Vital Farms, its farmers, suppliers, and its co-manufacturers to comply with food safety, environmental or other laws or regulations; the effects of a public health pandemic or contagious disease on Vital Farms' supply chain, the demand for its products, and on overall economic conditions and consumer confidence and spending levels; future investments in its business, anticipated capital expenditures and estimates regarding capital requirements; anticipated changes in Vital Farms’ product offerings and Vital Farms’ ability to innovate to offer successful new products or enter into new product categories; the costs and success of marketing efforts; Vital Farms’ ability to effectively manage its growth and to compete effectively with existing competitors and new market entrants; the impact of adverse economic conditions, increased interest rates, and inflation; the impact of Vital Farms’ implementation of a new enterprise resource planning system; the potential negative impact of Vital Farms’ focus on a specific public benefit purpose and producing a positive effect for society on its financial performance; the sufficiency of Vital Farms’ cash, cash equivalents, marketable securities and availability of credit under its credit facility to meet liquidity needs; seasonality; and the growth rates of the markets in which Vital Farms competes.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, which Vital Farms anticipates filing on May 9, 2024, its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which Vital Farms filed on March 7, 2024, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

Anthony Bucalo

Anthony.Bucalo@vitalfarms.com

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share amounts)

(Unaudited)

	13-Weeks Ended
	March 31, 2024	March 26, 2023
Net revenue	$147,929	$119,172
Cost of goods sold	89,032	76,504
Gross profit	58,897	42,668
Operating expenses:
Selling, general and administrative	27,132	23,946
Shipping and distribution	7,596	7,826
Total operating expenses	34,728	31,772
Income from operations	24,169	10,896
Other income (expense), net:
Interest expense	(255)	(139)
Interest income	1,088	340
Other expense, net	(277)	(1,425)
Total other income (expense), net	556	(1,224)
Net income before income taxes	24,725	9,672
Income tax provision	5,702	2,522
Net income	19,023	7,150
Net income per share:
Basic:	$0.46	$0.18
Diluted:	$0.43	$0.16
Weighted average common shares outstanding:
Basic:	41,792,527	40,764,546
Diluted:	43,845,952	43,398,336

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$113,820	$84,149
Investment securities, available-for-sale	23,724	32,667
Accounts receivable, net of allowance for credit losses of $266 and $550 as of March 31, 2024 and December 31, 2023, respectively	43,637	39,699
Inventories	30,813	32,895
Prepaid expenses and other current assets, net of allowance for credit losses of $135 and $227 as of March 31, 2024 and December 31, 2023, respectively	6,176	6,114
Total current assets	218,170	195,524
Property, plant and equipment, net	66,231	66,839
Operating lease right-of-use assets	10,842	8,911
Goodwill and other assets	4,915	3,904
Total assets	$300,158	$275,178
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,119	$33,485
Accrued liabilities	22,280	24,218
Operating lease liabilities, current	4,582	3,057
Finance lease liabilities, current	3,479	3,255
Income taxes payable	6,908	1,206
Total current liabilities	70,368	65,221
Operating lease liabilities, non-current	5,101	5,771
Finance lease liabilities, non-current	10,321	10,481
Other liabilities	1,064	1,028
Total liabilities	$86,854	$82,501
Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized as of March 31, 2024 and December 31, 2023; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value per share, 310,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 42,003,656 and 41,684,649 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	4	4
Additional paid-in capital	164,821	163,325
Retained earnings	48,748	29,725
Accumulated other comprehensive loss	(269)	(377)
Total stockholders’ equity	$213,304	$192,677
Total liabilities and stockholders’ equity	$300,158	$275,178

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 31, 2024	March 26, 2023
Cash flows from operating activities:
Net income	$19,023	$7,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,297	1,693
Reduction in the carrying amount of right-of-use assets	1,673	793
Amortization of available-for-sale debt securities	65	163
Stock-based compensation expense	1,982	2,241
Deferred taxes	—	445
Net realized losses on derivative instruments	300	1,047
Other	(289)	139
Net change in operating assets and liabilities	(1,102)	(8,268)
Net cash provided by operating activities	$23,949	$5,403
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,324)	(1,802)
Purchases of derivative instruments	(669)	(220)
Maturities and calls of available-for-sale debt securities	9,020	8,935
Proceeds from the sale of property, plant and equipment	—	1,054
Return of investment in variable interest entity	—	552
Net cash provided by investing activities	$7,027	$8,519
Cash flows from financing activities:
Proceeds from borrowing under revolving line of credit	—	7,500
Proceeds from exercise of stock options	824	—
Repayment of revolving line of credit	—	(7,500)
Payment of tax withholding obligation on vested RSU shares	(1,310)	(614)
Principal payments under finance lease obligations	(819)	(384)
Net cash used in financing activities	$(1,305)	$(998)
Net increase in cash and cash equivalents	29,671	12,924
Cash and cash equivalents at beginning of the period	84,149	12,914
Cash and cash equivalents at end of the period	$113,820	$25,838
Supplemental disclosure of cash flow information:
Cash paid for interest	$255	$134
Cash paid for income taxes	—	$2
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$623	$891

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance.

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA Margin, when taken together with our financial results presented in accordance with GAAP, provide meaningful supplemental information regarding our operating performance and facilitate internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA Margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income, adjusted to exclude: (1) depreciation and amortization; (2) (benefit) or provision for income taxes as applicable; (3) stock-based compensation expense; (4) interest expense; and (5) interest income. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by Net Revenue.

Adjusted EBITDA and Adjusted EBITDA Margin are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA Margin include that (1) they do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) they do not consider the impact of stock-based compensation expense, (4) they do not reflect other non-operating expenses, including interest expense, and (5) they do not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner, limiting the usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net income and a reconciliation of Adjusted EBITDA Margin to net income margin, the most directly comparable financial measures stated in accordance with GAAP, for the 13-week periods presented.

VITAL FARMS, INC.

ADJUSTED EBITDA RECONCILIATION

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 31, 2024	March 26, 2023
	(in thousands)
Net income	$19,023	$7,150
Depreciation and amortization[1]	3,211	2,140
Stock-based compensation expense	1,982	2,241
Income tax provision	5,702	2,522
Interest expense	255	139
Interest income	(1,088)	(340)
Adjusted EBITDA	$29,085	$13,852

Net revenue	$147,929	$119,172
Net income margin[2]	12.9%	6.0%
Adjusted EBITDA Margin[3]	19.7%	11.6%

1 Amount also includes finance lease amortization.

2 Net income margin is calculated by dividing net income by net revenue.

3 Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue